Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FUEL DOCTOR HOLDINGS, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Fuel Doctor Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law of the State of Delaware”), DOES HEREBY CERTIFY:

1. That the name of this Corporation is Fuel Doctor Holdings, Inc., and that the original certificate of incorporation of this corporation was filed on March 25, 2008, that an amendment to the original certificate of incorporation of this corporation was filed on September 1, 2011, that the original certificate of incorporation was restated on February 18, 2021, and that an amendment to the restated certificate of incorporation of this corporation was filed on December 29, 2022.

2. That this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. That this Amended and Restated Certificate of Incorporation hereby restates, integrates and further amends the certificate of incorporation of the Corporation in its entirety to read as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is: Charging Robotics Inc.

SECOND: The address, including street, number, city and county of the registered office of the corporation in the State of Delaware is 16192 Coastal Highway, Lewes DE 19958, and the name of the registered agent of the Corporation in the State of Delaware at such address is Harvard Business Services, Inc.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: Effective immediately upon the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), each One Hundred Fifty (150) shares of Common Stock that are outstanding immediately prior to the Effective Time shall be reclassified by combining them into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Stock Split”). The Stock Split shall occur automatically without any further action by the Corporation or its stockholders and whether or not any certificate representing such shares immediately prior to the Effective Time (the “Old Certificate”) is surrendered to the Corporation. The Stock Split shall be effected on a stockholder-by-stockholder basis, and any and all fractional shares resulting from the split shall be rounded up to the next whole share. Following the Effective Time, each Old Certificate shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified and combined, until such time as such Old Certificate has been surrendered to the Corporation. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Billion (3,000,000,000) shares of which Ten Million (10,000,000) shares shall be Preferred Stock, par value $.0001 per share, and Two Billion Nine Hundred Ninety Million (2,990,000,000) shall be Common Stock, par value $.0001 per share. The voting power, designations, preferences and relative participating option or other special qualifications, limitations or restrictions are set forth hereinafter:

1. Preferred Stock

(a) The Preferred Stock may be issued in one or more series, each of which shall be distinctively designated, shall rank equally and shall be identical in all respects except as otherwise provided in subsection l(b) of the Section FOURTH.

(b) Authority is hereby vested in the Board of Directors to issue from time to time the Preferred Stock of any series and to state in the resolution or resolutions providing for the issuance of shares of any series the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the law of the State of Delaware in respect of the matters set for the in the following clauses (i) to (viii) inclusive:

(i) the number of shares to constitute such series and the distinctive designations thereof;

(ii) the voting powers, full or limited, if any of such series;

(iii) the rate of dividends payable on shares of such series, the conditions on which and the times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on any other class, classes or series of stock, whether cumulative or non-cumulative and, if cumulative, the date from which dividends on shares of such series shall be cumulative;

(iv) the redemption price or prices, if any, and the terms and conditions on which shares of such series shall be redeemable;

(v) the requirement of any sinking fund or funds to be applied to the purchase or redemption of shares of such series, and, if so, the amount of such fund or funds and the manner of application;

(vi) the rights of shares of such series upon the liquidation, dissolution or winding-up of, or upon any distribution of the assets of, the Corporation;

(vii) the rights, if any, of the holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class, classes or series of stock and the price or prices or the rates of exchange and the adjustments at which such shares s hall be convertible or exchangeable, and any other terms and conditions of such conversion or exchange;

(viii) any other preferences and relative, participating, optional or other special rights of shares of such series and qualifications, limitations or restrictions including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any qualifications, limitations or restrictions of rights or powers to which shares of any future series shall be subject.

(c) The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the votes of all classes of voting securities of the Corporation without a class vote of the Preferred Stock, or any series thereof, except as otherwise provided in the resolution or resolutions fixing the voting rights of any series of the Preferred Stock.

2. Common Stock

(a) After the requirements with respect to preferential dividends on the Preferred Stock (fixes in accordance with the provisions of Paragraph I of the Section FOURTH), if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of same as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of Paragraph I of this Section FOURTH), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph 1 of this Section FOURTH, then and not otherwise the holders of common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

(b) After distribution in full of the preferential amount (fixed in accordance with the provisions of Paragraph 1 of this Section FOURTH), it any, to be distributed to the holders of Preferred Stock in the event of the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the corporation, the holders of Common Stock shall, subject to the rights, if any, of the holders of Preferred Stock to participate therein (fixed in accordance with the provisions of Paragraph I of this Section FOURTH) be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stock holders ratably in proportion to the number of shares of Common Stock held by them respectively.

(c) Except as may otherwise be required by law or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to Paragraph l of the Section FOURTH, each holder of Common Stock shall have one vote in respect of each share of common stock held by him on all matters voted upon by the stockholders.

3. Other provisions related to shares of stock

(a) No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates if indebtedness debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

(b) The powers and rights of Common Stock shall be subordinated to the powers, preferences and rights of the holders of Preferred Stock. The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in Paragraph 1 of this Section FOURTH and the consent, by class or series, vote or otherwise, of the holders of such of the series as are from time to time outstanding Preferred Stock as for the issuance by the Board of Directors shall not be required of any other series of rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to Paragraph I of this Section FOURTH that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

(c) Subject to the provisions of subparagraph (b) of this Paragraph of this Section FOURTH, shares of any series of Preferred Stock may be authorized or issued from time to time as the Board of Directors in is sole discretion shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors in its sole discretion.

(d) Shares of Common stock may be issued from time to time as the Board of Directors in its sole discretion shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors in its sole discretion.

(e) The authorized number of shares of Common Stock and of Preferred Stock may be increased or decreased from time to time by the affirmative vote of the holders of a majority of the outstanding shares of Common stock and Preferred Stock of the Corporation entitled to vote thereon.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under 291 of Title 8 of the Delaware Code or on application of trustees in dissolution or of any receiver or receivers appointed for this corporation under 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of Subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Restated Certificate of Incorporation.

3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Restated Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of Paragraph (2) of Subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

EIGHTH: The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Paragraph (7) of Subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all person whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

TENTH: From time to time any of the provisions of this Restated Certificate of Incorporation may be amended, altered or repealed and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

In witness whereof, the corporation has caused this certificate to be signed by its authorized officer on July 16, 2023

Gadi Levin, Chief Financial Officer